Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 28, 2022, with respect to the consolidated financial statements and financial statement schedules I to VI of Old Republic International Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Chicago, Illinois
May 26, 2022